================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 1)*


                               MAKITA CORPORATION
                                (Name of Issuer)


                                  COMMON STOCK
                         (Title of Class of Securities)


                                    560877300
                                 (CUSIP Number)


                                DECEMBER 31, 2005
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [X]  Rule 13d-1(b)

         [_]  Rule 13d-1(c)

         [_]  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


================================================================================

-----------------------
CUSIP NO. 560877300
-----------------------

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entitles only)

       Mitsubishi UFJ Financial Group, Inc.
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
       (See Instructions)                                           (a)   [_]
                                                                    (b)   [_]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Tokyo, Japan
--------------------------------------------------------------------------------
       NUMBER OF                  5     SOLE VOTING POWER

        SHARES                          8,880,723
                                ------------------------------------------------
     BENEFICIALLY                 6     SHARED VOTING POWER

       OWNED BY                         -0-
                                ------------------------------------------------
         EACH                     7     SOLE DISPOSITIVE POWER

       REPORTING                        8,880,723
                                ------------------------------------------------
        PERSON                    8     SHARED DISPOSITIVE POWER

         WITH                           -0-
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       8,880,723
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (See Instructions)
                                                                          [_]
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       6.2%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON (See Instructions)

       CO
--------------------------------------------------------------------------------

-----------------------
CUSIP NO. 560877300
-----------------------

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entitles only)

       The Bank of Tokyo-Mitsubishi UFJ, Ltd.
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
       (See Instructions)                                           (a)   [_]
                                                                    (b)   [_]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Tokyo, Japan
--------------------------------------------------------------------------------
       NUMBER OF                  5     SOLE VOTING POWER

        SHARES                          5,213,223
                                ------------------------------------------------
     BENEFICIALLY                 6     SHARED VOTING POWER

       OWNED BY                         -0-
                                ------------------------------------------------
         EACH                     7     SOLE DISPOSITIVE POWER

       REPORTING                        5,213,223
                                ------------------------------------------------
        PERSON                    8     SHARED DISPOSITIVE POWER

         WITH                           -0-
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       5,213,223
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (See Instructions)
                                                                          [_]
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       3.6%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON (See Instructions)

       CO
--------------------------------------------------------------------------------

-----------------------
CUSIP NO. 560877300
-----------------------

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entitles only)

       Mitsubishi UFJ Trust and Banking Corporation
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
       (See Instructions)                                           (a)   [_]
                                                                    (b)   [_]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Tokyo, Japan
--------------------------------------------------------------------------------
       NUMBER OF                  5     SOLE VOTING POWER

        SHARES                          3,139,300
                                ------------------------------------------------
     BENEFICIALLY                 6     SHARED VOTING POWER

       OWNED BY                         -0-
                                ------------------------------------------------
         EACH                     7     SOLE DISPOSITIVE POWER

       REPORTING                        3,139,300
                                ------------------------------------------------
        PERSON                    8     SHARED DISPOSITIVE POWER

         WITH                           -0-
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       3,139,300
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (See Instructions)
                                                                          [_]
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       2.2%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON (See Instructions)

       CO
--------------------------------------------------------------------------------

-----------------------
CUSIP NO. 560877300
-----------------------

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entitles only)

       Mitsubishi UFJ Securities Co., Ltd.
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
       (See Instructions)                                           (a)   [_]
                                                                    (b)   [_]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Tokyo, Japan
--------------------------------------------------------------------------------
       NUMBER OF                  5     SOLE VOTING POWER

        SHARES                          306,700
                                ------------------------------------------------
     BENEFICIALLY                 6     SHARED VOTING POWER

       OWNED BY                         -0-
                                ------------------------------------------------
         EACH                     7     SOLE DISPOSITIVE POWER

       REPORTING                        306,700
                                ------------------------------------------------
        PERSON                    8     SHARED DISPOSITIVE POWER

         WITH                           -0-
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       306,700
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (See Instructions)
                                                                          [_]
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       0.2%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON (See Instructions)

       CO
--------------------------------------------------------------------------------

-----------------------
CUSIP NO. 560877300
-----------------------

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entitles only)

       Mitsubishi UFJ Securities International plc
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
       (See Instructions)                                           (a)   [_]
                                                                    (b)   [_]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       London, United Kingdom
--------------------------------------------------------------------------------
       NUMBER OF                  5     SOLE VOTING POWER

        SHARES                          241,000
                                ------------------------------------------------
     BENEFICIALLY                 6     SHARED VOTING POWER

       OWNED BY                         -0-
                                ------------------------------------------------
         EACH                     7     SOLE DISPOSITIVE POWER

       REPORTING                        241,000
                                ------------------------------------------------
        PERSON                    8     SHARED DISPOSITIVE POWER

         WITH                           -0-
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       241,000
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (See Instructions)
                                                                          [_]
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       0.2%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON (See Instructions)

       CO
--------------------------------------------------------------------------------

-----------------------
CUSIP NO. 560877300
-----------------------

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entitles only)

       Mitsubishi UFJ Asset Management Co., Ltd.
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
       (See Instructions)                                           (a)   [_]
                                                                    (b)   [_]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Tokyo, Japan
--------------------------------------------------------------------------------
       NUMBER OF                  5     SOLE VOTING POWER

        SHARES                          221,500
                                ------------------------------------------------
     BENEFICIALLY                 6     SHARED VOTING POWER

       OWNED BY                         -0-
                                ------------------------------------------------
         EACH                     7     SOLE DISPOSITIVE POWER

       REPORTING                        221,500
                                ------------------------------------------------
        PERSON                    8     SHARED DISPOSITIVE POWER

         WITH                           -0-
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       221,500
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (See Instructions)
                                                                          [_]
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       0.2%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON (See Instructions)

       CO
--------------------------------------------------------------------------------

-----------------------
CUSIP NO. 560877300
-----------------------


ITEM 1

         (a)      NAME OF ISSUER

                  Makita Corporation

         (b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                  3-11-8 Sumiyoshi-cho, Anjo City, Aichi, Japan


ITEM 2

         (a)      NAMES OF PERSONS FILING

                  Mitsubishi UFJ Financial Group, Inc. ("MUFG")

                  The Bank of Tokyo-Mitsubishi UFJ, Ltd. ("BTMU")

                  Mitsubishi UFJ Trust and Banking Corporation ("MUTB")

                  Mitsubishi UFJ Securities Co., Ltd. ("MUS")

                  Mitsubishi UFJ Securities International plc ("MUSI")

                  Mitsubishi UFJ Asset Management Co., Ltd. ("MUAM")

         (b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

                  MUFG:
                  7-1 Marunouchi 2-chome, Chiyoda-ku
                  Tokyo 100-8330, Japan

                  BTMU:
                  7-1 Marunouchi 2-chome, Chiyoda-ku
                  Tokyo 100-8388, Japan

                  MUTB:
                  4-5 Marunouchi 1-chome, Chiyoda-ku
                  Tokyo 100-8212, Japan

                  MUS:
                  4-1 Marunouchi 2-chome, Chiyoda-ku
                  Tokyo, 100-6317, Japan

                  MUSI:
                  6 Broadgate, London EC2M 2AA,
                  United Kingdom

                  MUAM:
                  4-5 Marunouchi 1-chome, Chiyoda-ku
                  Tokyo 100-8212, Japan

-----------------------
CUSIP NO. 560877300
-----------------------


         (c)      CITIZENSHIP

                  Not appilcable.

         (d)      TITLE OF CLASS OF SECURITIES

                  Common Stock

         (e)      CUSIP NUMBER

                  560877300


ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

         MUFG:      (a)      [ ] Broker dealer registered under section 15 of
                                 the Act (15 U.S.C. 780).

                    (b)      [ ] Bank as defined in section 3(a)(6) of the Act
                                 (15 U.S.C. 78c).

                    (c)      [ ] Insurance company as fined in section
                                 3(a)(19) of the Act (15 U.S.C. 78c).

                    (d)      [ ] Investment company registered under section 8
                                 of the Investment Company Act of 1940 (15
                                 U.S.C. 80a-8).

                    (e)      [ ] An investment adviser in accordance with
                                 240.13d-1(b)(1)(ii)(E);

                    (f)      [ ] An employee benefit plan or endowment fund in
                                 accordance with 240.13d-1(b)(1)(ii)(F);

                    (g)      [X] A parent holding company or control person in
                                 accordance with 240.13d-1(b)(1)(ii)(G);

                    (h)      [ ] A savings association as defined in Section
                                 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

                    (i)      [ ] A church plan that is excluded from the
                                 definition of an investment company under
                                 section 3(c)(14) of the Investment Company
                                 Act of 1940 (15 U.S.C. 80a-3);

                    (j)      [ ] Group, in accordance with 240.13d.

         BTMU:      (a)      [ ] Broker dealer registered under section 15 of
                                 the Act (15 U.S.C. 780).

                    (b)      [X] Bank as defined in section 3(a)(6) of the Act
                                 (15 U.S.C. 78c).

                    (c)      [ ] Insurance company as fined in section
                                 3(a)(19) of the Act (15 U.S.C. 78c).

                    (d)      [ ] Investment company registered under section 8
                                 of the Investment Company Act of 1940 (15
                                 U.S.C. 80a-8).

                    (e)      [ ] An investment adviser in accordance with
                                 240.13d-1(b)(1)(ii)(E);

                    (f)      [ ] An employee benefit plan or endowment fund in
                                 accordance with 240.13d-1(b)(1)(ii)(F);

                    (g)      [ ] A parent holding company or control person in
                                 accordance with 240.13d-1(b)(1)(ii)(G);

-----------------------
CUSIP NO. 560877300
-----------------------

                    (h)      [ ] A savings association as defined in Section
                                 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

                    (i)      [ ] A church plan that is excluded from the
                                 definition of an investment company under
                                 section 3(c)(14) of the Investment Company
                                 Act of 1940 (15 U.S.C. 80a-3);

                    (j)      [ ] Group, in accordance with 240.13d.

         MUTB:      (a)      [ ] Broker dealer registered under section 15 of
                                 the Act (15 U.S.C. 780).

                    (b)      [X] Bank as defined in section 3(a)(6) of the Act
                                 (15 U.S.C. 78c).

                    (c)      [ ] Insurance company as fined in section
                                 3(a)(19) of the Act (15 U.S.C. 78c).

                    (d)      [ ] Investment company registered under section 8
                                 of the Investment Company Act of 1940 (15
                                 U.S.C. 80a-8).

                    (e)      [ ] An investment adviser in accordance with
                                 240.13d-1(b)(1)(ii)(E);

                    (f)      [ ] An employee benefit plan or endowment fund in
                                 accordance with 240.13d-1(b)(1)(ii)(F);

                    (g)      [ ] A parent holding company or control person in
                                 accordance with 240.13d-1(b)(1)(ii)(G);

                    (h)      [ ] A savings association as defined in Section
                                 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

                    (i)      [ ] A church plan that is excluded from the
                                 definition of an investment company under
                                 section 3(c)(14) of the Investment Company
                                 Act of 1940 (15 U.S.C. 80a-3);

                    (j)      [ ] Group, in accordance with 240.13d.

         MUS:       (a)      [X] Broker dealer registered under section 15 of
                                 the Act (15 U.S.C. 780).

                    (b)      [ ] Bank as defined in section 3(a)(6) of the Act
                                 (15 U.S.C. 78c).

                    (c)      [ ] Insurance company as fined in section
                                 3(a)(19) of the Act (15 U.S.C. 78c).

                    (d)      [ ] Investment company registered under section 8
                                 of the Investment Company Act of 1940 (15
                                 U.S.C. 80a-8).

                    (e)      [ ] An investment adviser in accordance with
                                 240.13d-1(b)(1)(ii)(E);

                    (f)      [ ] An employee benefit plan or endowment fund in
                                 accordance with 240.13d-1(b)(1)(ii)(F);

                    (g)      [ ] A parent holding company or control person in
                                 accordance with 240.13d-1(b)(1)(ii)(G);

                    (h)      [ ] A savings association as defined in Section
                                 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

                    (i)      [ ] A church plan that is excluded from the
                                 definition of an investment company under
                                 section 3(c)(14) of the Investment Company
                                 Act of 1940 (15 U.S.C. 80a-3);

                    (j)      [ ] Group, in accordance with 240.13d.

-----------------------
CUSIP NO. 560877300
-----------------------

         MUSI:      (a)      [X] Broker dealer registered under section 15 of
                                 the Act (15 U.S.C. 780).

                    (b)      [X] Bank as defined in section 3(a)(6) of the Act
                                 (15 U.S.C. 78c).

                    (c)      [ ] Insurance company as fined in section
                                 3(a)(19) of the Act (15 U.S.C. 78c).

                    (d)      [ ] Investment company registered under section 8
                                 of the Investment Company Act of 1940 (15
                                 U.S.C. 80a-8).

                    (e)      [ ] An investment adviser in accordance with
                                 240.13d-1(b)(1)(ii)(E);

                    (f)      [ ] An employee benefit plan or endowment fund in
                                 accordance with 240.13d-1(b)(1)(ii)(F);

                    (g)      [ ] A parent holding company or control person in
                                 accordance with 240.13d-1(b)(1)(ii)(G);

                    (h)      [ ] A savings association as defined in Section
                                 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

                    (i)      [ ] A church plan that is excluded from the
                                 definition of an investment company under
                                 section 3(c)(14) of the Investment Company
                                 Act of 1940 (15 U.S.C. 80a-3);

                    (j)      [ ] Group, in accordance with 240.13d.

         MUAM:      (a)      [ ] Broker dealer registered under section 15 of
                                 the Act (15 U.S.C. 780).

                    (b)      [ ] Bank as defined in section 3(a)(6) of the Act
                                 (15 U.S.C. 78c).

                    (c)      [ ] Insurance company as fined in section
                                 3(a)(19) of the Act (15 U.S.C. 78c).

                    (d)      [ ] Investment company registered under section 8
                                 of the Investment Company Act of 1940 (15
                                 U.S.C. 80a-8).

                    (e)      [X] An investment adviser in accordance with
                                 240.13d-1(b)(1)(ii)(E);

                    (f)      [ ] An employee benefit plan or endowment fund in
                                 accordance with 240.13d-1(b)(1)(ii)(F);

                    (g)      [ ] A parent holding company or control person in
                                 accordance with 240.13d-1(b)(1)(ii)(G);

                    (h)      [ ] A savings association as defined in Section
                                 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

                    (i)      [ ] A church plan that is excluded from the
                                 definition of an investment company under
                                 section 3(c)(14) of the Investment Company
                                 Act of 1940 (15 U.S.C. 80a-3);

                    (j)      [ ] Group, in accordance with 240.13d.


ITEM 4   OWNERSHIP

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

-----------------------
CUSIP NO. 560877300
-----------------------

         For MUFG

         (a) Amount Beneficially Owned:                                            8,880,723

         (b) Percent of Class:                                                         6.18%

         (c) Number of shares as to which such person has:

             (i) Sole power to vote or to direct the vote:                         8,880,723

             (ii) Shared power to vote or to direct the vote:                            -0-

             (iii) Sole power to dispose or to direct the disposition of:          8,880,723

             (iv) Shared power to dispose or to direct the disposition of:               -0-


         For BTMU

         (a) Amount Beneficially Owned (includes 4,370,229 shares held as of December 31, 2005 by UFJ Bank Limited ("UFJ"), which was
             subsequently merged into BTMU):                                       5,213,223

         (b) Percent of Class:                                                         3.63%

         (c) Number of shares as to which such person has:

             (i) Sole power to vote or to direct the vote:                         5,213,223

             (ii) Shared power to vote or to direct the vote:                            -0-

             (iii) Sole power to dispose or to direct the disposition of:          5,213,223

             (iv) Shared power to dispose or to direct the disposition of:               -0-


         For MUTB

         (a) Amount Beneficially Owned:                                            3,139,300

         (b) Percent of Class:                                                         2.18%

         (c) Number of shares as to which such person has:

             (i) Sole power to vote or to direct the vote:                         3,139,300

             (ii) Shared power to vote or to direct the vote:                            -0-

             (iii) Sole power to dispose or to direct the disposition of:          3,139,300

             (iv) Shared power to dispose or to direct the disposition of:               -0-


         For MUS

         (a) Amount Beneficially Owned:                                              306,700

         (b) Percent of Class:                                                         0.21%

         (c) Number of shares as to which such person has:

             (i) Sole power to vote or to direct the vote:                           306,700

             (ii) Shared power to vote or to direct the vote:                            -0-

             (iii) Sole power to dispose or to direct the disposition of:            306,700

             (iv) Shared power to dispose or to direct the disposition of:               -0-


         For MUSI

         (a) Amount Beneficially Owned:                                              241,000

         (b) Percent of Class:                                                         0.17%

         (c) Number of shares as to which such person has:

             (i) Sole power to vote or to direct the vote:                           241,000

             (ii) Shared power to vote or to direct the vote:                            -0-

             (iii) Sole power to dispose or to direct the disposition of:            241,000

             (iv) Shared power to dispose or to direct the disposition of:               -0-


         For MUAM

         (a) Amount Beneficially Owned:                                              221,500

         (b) Percent of Class:                                                         0.15%

         (c) Number of shares as to which such person has:

             (i) Sole power to vote or to direct the vote:                           221,500

             (ii) Shared power to vote or to direct the vote:                            -0-

             (iii) Sole power to dispose or to direct the disposition of:            221,500

             (iv) Shared power to dispose or to direct the disposition of:               -0-

ITEM 5   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         Not applicable.


ITEM 6   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not applicable.


ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         As of December 31, 2005, MUFG beneficially owns 8,880,723 shares indirectly through its subsidiaries as follows: BTMU holds 5,213,223 shares (including 4,370,229 shares held by UFJ); MUTB holds 3,139,300 shares; MUS holds 306,700 shares (including 241,000 shares indirectly held through MUS's subsidiary, MUSI); and MUAM holds 221,500 shares.


ITEM 8   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not applicable.

-----------------------
CUSIP NO. 560877300
-----------------------


ITEM 9   NOTICE OF DISSOLUTION OF GROUP

         Not applicable.


ITEM 10  CERTIFICATION

         By signing below the filers certify that, to the extent of their best knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

-----------------------
CUSIP NO. 560877300
-----------------------


                                 SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                   Date: January 31, 2006


                                   MITSUBISHI UFJ FINANCIAL GROUP, INC.



                                   By: /s/ Takami Onodera
                                       --------------------------------
                                       Name:  Takami Onodera
                                       Title: General Manager, Credit &
                                              Investment Management Division

-----------------------
CUSIP NO. 560877300
-----------------------


                                SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                Date: January 31, 2006



                                THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.



                                By: /s/ Takami Onodera
                                    --------------------------------
                                    Name:  Takami Onodera
                                    Title: General Manager, Credit Policy &
                                           Planning Division

-----------------------
CUSIP NO. 560877300
-----------------------


                                 SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                   Date: January 31, 2006



                                   MITSUBISHI UFJ TRUST AND BANKING CORPORATION



                                   By: /s/ Koji Kawakami
                                       -----------------------------------
                                       Name:  Koji  Kawakami
                                       Title: Deputy General Manager of
                                              Trust Assets Planning Division

-----------------------
CUSIP NO. 560877300
-----------------------


                                 SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                     Date: January 31, 2006



                                     MITSUBISHI UFJ SECURITIES CO., LTD.



                                     By: /s/ Shigeyasu Kasamatsu
                                         --------------------------------------
                                         Name:  Shigeyasu Kasamatsu
                                         Title: Senior Executive Officer &
                                                General Manager

-----------------------
CUSIP NO. 560877300
-----------------------


                                    SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                   Date: January 31, 2006



                                   MITSUBISHI UFJ SECURITIES INTERNATIONAL PLC



                                   By: /s/ Kenichi Yamana
                                       --------------------------------
                                       Name:  Kenichi Yamana
                                       Title: Managing Director




                                  Pge 19 of 20

-----------------------
CUSIP NO. 560877300
-----------------------


                                    SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                      Date: January 31, 2006



                                      MITSUBISHI UFJ ASSET MANAGEMENT CO., LTD.



                                      By: /s/ Yasushi Inoue
                                          ---------------------
                                          Name:   Yasushi Inoue
                                          Title:  General Manager of Risk
                                                  Management Department



                                 Page 20 of 20